Exhibit 99.1


     FOR IMMEDIATE RELEASE
     Date:    May 13, 2005
     Contact: Patricia E. Hoch, Corporate Secretary
              (717)920-5811        Fax: (717)920-1683

                         COMMUNITY BANKS, INC. DECLARES
                     INCREASED SECOND QUARTER CASH DIVIDEND

     Harrisburg, PA - Community Banks, Inc. (Listed on Nasdaq: CMTY) The Board of Directors of Community Banks, Inc. (Community), the parent company of CommunityBanks, has declared a quarterly cash dividend of $.19 per share payable July 1, 2005 to shareholders of record on June 16, 2005. This represents an 11.8% increase over the dividend of $.17 declared in the first quarter of 2005.

     Community recently announced earnings for the first quarter ended March 31, 2005. Earnings per share rose to $.44, an increase of over 7% over the prior year's first quarter, while net income reached $5.5 million.

     In late 2004, Community and PennRock Financial Services Corp. announced their intention to merge in a transaction that is expected to create the eighth-largest financial institution headquartered in Pennsylvania. PennRock is the parent company of Blue Ball National Bank, a Lancaster County, Pennsylvania-based bank with a strong presence in Berks and Chester Counties. The transaction has received approval from various banking regulators and is in the process of meeting the various requirements necessary for shareholder approval by both organizations. Pending these final approvals, consummation is expected to occur at or near the middle of 2005.

     Community currently has over $2 billion in assets and 50 banking offices, and is headquartered in Harrisburg, Pennsylvania, which will remain the corporate offices. PennRock, with its 19 banking offices and approximately $1.2 billion in assets, operates 12 offices in Lancaster County; 5 in Berks County near Reading, Pennsylvania; and 2 additional offices in nearby Chester County.

     This press release contains "forward looking" information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Community's current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.